EXPLORATION ACCELERATED

During the past quarter exploration activities were accelerated in West Africa to complete programmes prior to the annual rains and recommenced in East Africa following a generative phase, reports acting general manager exploration Paul
Harbidge. The Company now holds almost 9 000km(2) and a portfolio of 78 gold targets across six countries.

Ground expansion across the African continent continues with the acquisition of a second permit in Burkina Faso and the signing of a joint venture with Barrick in Tanzania.

In Senegal drilling has been completed on two targets within our portfolio with results confirming the geometry and grade of mineralisation at TA, while in the
Kounemba permit, gold mineralisation has been intersected along a two kilometre strike within an overall five kilometre structural corridor at Bambaraya.

Promising returns from within the Adansi Asaasi permit in Ghana.

Concentrated exploration in Mali has produced the following results: At Loulo more than 31 kilometres of diamond drilling has been completed on the project during the season and excellent results continue to be returned from Yalea underground, with an 800 metre high-grade zone grading plus 10g/t and average widths of 15.6 metres within an overall two kilometre mineralised envelope at vertical depths of 500 metres. Drilling and surface studies up to two kilometres south of Yalea confirmed the continuation of the structure and gold grades, highlighting the potential of a four kilometre mineralised system.

At Morila, drilling adjacent to the pit continues to target additional resources. Reconnaissance drilling within the permit has made significant advances in our understanding of the geological and structural model.

In the Morila region generative studies including ground geophysics, have identified eight new targets for drilling after the rainy season and a similar structural model to Morila.

The exploration team (30 geologists and 10 technicians) is currently being restructured and strengthened in line with our enlarged African footprint.